Exhibit 10.4

[AMAG PHARMACEUTICALS, INC. LETTERHEAD]

May 9, 2012

Frank Thomas

[Address]

Re:                               Retention Bonus

Mr. Thomas:

Reference is made to that certain Employment Agreement, dated as of August 1, 2011, by and between AMAG Pharmaceuticals, Inc. (the “Company”), which was amended by the Amendment to Employment Agreement dated as of November 3, 2011, and the Second Amendment to Employment Agreement dated as of November 25, 2011 (as amended, the “Employment Agreement”).

The Company hereby agrees with you that if you remain employed by the Company on September 15, 2012, the Company shall pay you a one time retention bonus equal to $150,000 on the first payroll cycle after September 15, 2012 (the “Retention Bonus”).

If (i) your employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) prior to September 15, 2012; (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) you execute, deliver to the Company, within 60 days of the termination of your employment, and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth in the Employment Agreement which specifically survives the termination of your employment), then the Company shall pay you a prorated portion of the Retention Bonus in one lump sum payment occurring on the first regular Company payroll date occurring after the release referred to above may no longer be revoked.  The prorated portion of the Retention Bonus shall equal (a) $150,000 mulitplied by (b) the fraction obtained by dividing (i) the number of days from the date of this letter agreement until and including the date of your termination of employment by (ii) the number of days from the date of this letter agreement until and including September 15, 2012.  Any payment pursuant to this paragraph shall be subject to Section 16 of the Employment Agreement as if such section were incorporated herein by reference.  For the avoidance doubt, any payment pursuant to this paragraph shall be separate and apart from any payments which may be payable to you pursuant to Section 5 of the Employment Agreement.

Nothing contained in this letter agreement shall impact your annual performance bonus eligibility under the terms of the Employment Agreement.

This letter agreement shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and the validity, interpretation and performance of this letter agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AMAG PHARMACEUTICALS, INC.

	By:	/s/ Joseph L. Farmer
	Name:	Joseph L. Farmer
	Title:	General Counsel/Chief Administrative Officer

Agreed and Acknowledged:

/s/ Frank Thomas
Frank Thomas